Exhibit 10.31

UNIONE DI BANCHE ITALIANE a corporation with registered office at: Piazza Vittorio Veneto, 8 - 24122 Bergamo - Operational Headquarters: Brescia and Bergamo - P.E.C. [certified email] address: ubibanca.pec@pecgruppoubi.it - e-mail: servizio.clienti@ubibanca.it - Website: www.ubibanca.it Member of the Interbank Deposit-Security Fund and the National Guarantee Fund. Share Capital Euro 2,440,750,987.50, Tax ID, VAT no. and Enrolment number for the Business Register of Bergamo 03053920165 ABI Code no. 03111.2 Enrolled in the Bank Register held by the Bank of Italy as no. 5678

We received your letter, which we have transcribed in full:

“

tax-stamp duty paid online - Inland Revenue Authorisation - Bergamo Office - no. 58144/2003 on 26/6/2003
TO:

SESTO SAN GIOVANNI, 15/02/2017	Unione di Banche Italiane S.p.A. 5717 SESTO SAN GIOVANNI BRANCH

Re: LOAN CONTRACT

LOAN CODE 004 / 11111718 PRODUCT ACC.AZ.TLTRO2 3M SI IMPOS

Assigned customer code: 7009785

Company/Firm:

Name UBIQUITY S.R.L.
Registered office in MILAN at VIA TEODOSIO, 65	POSTAL CODE 20131 Province MI
Tax ID 0000012716960153

hereinafter, “Customer”,

I/we hereby ask you to grant the loan described below.

CHARACTERISTICS OF THE LOAN

TOTAL CREDIT AMOUNT (principal): EUR 1,000,000.00

DURATION: 48 months

START DATE (disbursement date): 27/02/2017

DISBURSEMENT via: SETTLEMENT ACCOUNT: 5717 000000012809

PAYMENT INTO THE FOLLOWING ACCOUNT: 12809 HELD BY: UBIQUITY S.R.L.

The total cost for the instant transaction shall be borne by Customer, and shall be calculated in accordance with applicable bank regulations. The cost shall be the APR (Annual Percentage Rate) identified in the Summary Document and in the periodic statements.

For purposes of calculating the APR, the total credit corresponds to the total funds actually made available to Customer; therefore, it does not include expenses relating to the loan paid by the Customer through amounts withheld from the proceeds or upon disbursement of the proceeds, as identified in the summary document (such costs are, however, included in the APR calculations, along with expenses for mandatory ancillary services paid at times other than loan disbursement)

TRANSACTION NOT SUBJECT TO CONSUMER-CREDIT RULES FOR:

☒	ACCOUNT HOLDER OTHER THAN A NATURAL PERSON

☐	EXCEEDING AMOUNT LIMITS (75,000.00 EUR)

☐	PURCHASE OR PRESERVATION OF PROPERTY RIGHTS ON LAND OR BUILT OR PLANNED PROPERTY

☐	MICRO-CREDIT INITIATIVE OR AT FAVOURABLE CONDITIONS FOR PURPOSES OF PUBLIC INTEREST

TRANSACTION SUBJECT TO ALTERNATIVE TAX PURSUANT TO ART. 15 OF PRESIDENTIAL DECREE NO. 601 of 29/09/1973

Pursuant to Art. 17, paragraph 1 of Presidential Decree no. 601 of 29/9/1973 - as amended by Art.12, paragraph 4, of Leg. Decree no. 145 of 23/12/2013 - the parties opt to apply the preferential regime of alternative tax as per articles 15 et seq. of the aforesaid Presidential Decree.

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UNIONE DI BANCHE ITALIANE a corporation with registered office at: Piazza Vittorio Veneto, 8 - 24122 Bergamo - Operational Headquarters: Brescia and Bergamo - P.E.C. [certified email] address: ubibanca.pec@pecgruppoubi.it - e-mail: servizio.clienti@ubibanca.it - Website: www.ubibanca.it Member of the Interbank Deposit-Security Fund and the National Guarantee Fund. Share Capital Euro 2,440,750,987.50, Tax ID, VAT no. and Enrolment number for the Business Register of Bergamo 03053920165 ABI Code no. 03111.2 Enrolled in the Bank Register held by the Bank of Italy as no. 5678

We also acknowledge that the transaction shall be governed by the GENERAL CONTRACT CONDITIONS set forth infra, anything set forth in the following inset, as well as any conditions appearing in the attached Summary Document, which constitutes the frontispiece to the contract, as well as an integral and substantive part of the contract itself, the terms and conditions of which we herewith fully acknowledge and accept.

NOTES:

GENERAL CONTRACT CONDITIONS

1)

Unless otherwise contemplated under points 3) and 4) infra, the amount disbursed shall be repaid in postpaid instalments, and shall include principal, interests, and expenses. For index-rate loans, the instalment amount shall be modified at every rate change, as described under point 5) infra.

2)

Repayment of the instalments, as well as any interest-only instalments, expenses, and anything else arising from, or relating to, the instant transaction shall be paid (with no notice from Bank required) by their respective deadlines. Payment shall be made from the settlement account identified in the instant contract, with such identification to be construed as an irrevocable direct-debit authorisation as against such account, and into which Customer undertakes to supply sufficient funds.

Should a settlement account not be identified, the aforementioned repayment shall be made in one of the following manners:

•

issuance of a specific, permanent direct-debit authorisation with respect to an account held at another bank, for direct-debit requests ordered by the Unione di Banche Italiane S.p.A. in accordance with S.D.D. procedures. (Sega Direct Debit);

•	payment using a “Payment Request” slip sent to the debtor’s domicile (M.A.V. - payment by advice procedure);

•	payments made directly at any branch of the Unione di Banche Italiane S.p.A.;

•	wire transfer from another bank.

In the case where it has been agreed in the “Summary document” that the following “Defer an instalment” option will be applied to the instant loan, Customer is recognised - from the deadline of the second instalment of the loan and upon simple written request at least 10 (ten) days before the deadline of the single instalment - the right to defer the date of repayment of the instalment due, which will be added to the other already agreed on. The amount of the postpaid instalment shall remain unchanged with respect to the value defined at the original maturity date, notwithstanding that Customer shall be required to pay an additional interest, calculated on the principal amount of the instalment(s) being moved, from the original maturity date of the instalments until their new maturity date, at the rate provided for contractually (in the case of a variable rate, according to the rules to review the contractual indexing parameter). This interest shall be due from Customer at the same time as repaying the extended instalment/s, in addition to the amount of the prepaid instalment. The amount and the deadlines of the other instalments remain unchanged.

During the term of the loan, Customer is allowed to enforce this right for the maximum number of times stated in the Summary document, which is an integral and substantial part of the instant contract.

3)

Bank reserves the right to declare the instant contract terminated pursuant to Art. 1456 of the Civil Code and/or Art. 1353 of the Civil Code and require Customer to pay immediately, in cash and in a single payment, the overdue and unpaid instalments, the residual principal of the loan and anything else provided for in the contract, in the following cases:

•

failure to make even a single instalment payment in full, including where such failure results from insufficient or lack of funds in the account, or due to any charge-back of a debit under S.D.D. protocols, or Customer breach of any contractual duty as against Bank;

•

protests against Customer, or subjecting it to monitoring, precautionary, executive or insolvency measures or the occurrence of other prejudicial facts against Customer that are such that the possibility of repaying the loan is deemed to be jeopardised.

Failure to pay accrued interests or any other amount payable under the loan shall give Bank the right to accelerate the loan pursuant to Art. 1186 of the Civil Code; in such instances, Customer shall immediately repay the loan in its entirety. Any late payment, even where accepted by Bank, shall not serve to rescind such acceleration.

4)

With respect to any amounts due by Customer for any reason - including following termination or acceleration - late-payment interests shall accrue as against Customer beginning on the deadline and until payment is made. Such late-payment interests shall be calculated pursuant to the interest rate applied to the loan, increased by 2 percentage points, subject to compliance with applicable law, and to the extent that such interests, at the moment they are promised or otherwise negotiated, do not exceed the limit set by Art. 2, paragraph 4, of Law no. 108 (7/3/1996). In any instance where such limit is purportedly exceeded, it shall automatically be lowered to the aforementioned limit.

For the loans subject to the rules of Leg. Decree no. 72 of 21/04/2016, it is understood that, notwithstanding any other conditions that may be stated in the contract and/or in the summary document attached, the charges resulting from the breach may not in any case exceed those necessary to compensate the costs incurred by Bank as a result of the breach, in compliance with the provisions of paragraph 2, Article 120-quinquiesdecies of Leg. Decree no. 385/1993 and any implementing provisions.

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UNIONE DI BANCHE ITALIANE a corporation with registered office at: Piazza Vittorio Veneto, 8 - 24122 Bergamo - Operational Headquarters: Brescia and Bergamo - P.E.C. [certified email] address: ubibanca.pec@pecgruppoubi.it - e-mail: servizio.clienti@ubibanca.it - Website: www.ubibanca.it Member of the Interbank Deposit-Security Fund and the National Guarantee Fund. Share Capital Euro 2,440,750,987.50, Tax ID, VAT no. and Enrolment number for the Business Register of Bergamo 03053920165 ABI Code no. 03111.2 Enrolled in the Bank Register held by the Bank of Italy as no. 5678

5)

For any loan with an indexed - notwithstanding the provisions of the following paragraph concerning the existence of a minimum rate that cannot be waived - variable interest rate, the interest rate shall be automatically adjusted at each instalment and for the timeframe to which the instalment refers, increasing the index parameter set forth herein, represented by the average of all Euribor (Euro InterBank Offered Rate, hereinafter denoted, for brevity’s sake, “Euribor Rate”) 360 rates relating to the month immediately preceding the instalment date (thus, the new rate shall apply to the first instalment following the one at the time the rate is identified) by the spread identified in the “Summary Document Annex”. To that end:

•

the simple average of the Euribor Rate as quoted in the “Il Sole 24 Ore” newspaper (or, failing that, by another trade paper or by the Reuters circuit) two (2) days before the end of the month shall be taken into account. Such monthly average shall track two “value/days” amount; therefore, the look-back period for the rates taken into account for purposes of calculation shall contain the data for every day of the month except for the last two, and shall include the last two business days of the prior month;

•

reference shall be made to the average with reference only to the month immediately preceding the beginning of the instalment, regardless of the interval for the instalments themselves (be they quarterly, biannually, or other).

If the algebraic sum of the index parameter and the Spread were equal to a value lower than the Spread, the interest rate applied may not in any case fall below a contractual minimum rate equal to the Spread.

Any changes to the value of the interest rate undertaken pursuant to the foregoing rules shall apply to the first rate following the one pending when publication occurs. Thus: (i) where the borrower is a non-consumer, solely the redetermination of the interest amount; on the other hand, the repayment schedule with respect to the original agreed-upon principal shall stand; (ii) where the borrower is a consumer, an adjustment to the repayment schedule shall be made, both with respect to the principal and to all interests at the new interest rate, based on the outstanding balance and remaining term along with an attendant recalculation of the new equal instalment plans to include an increasing ratio of principal to interest.

Calculation of accrued interests shall, regardless, take place in accordance with then-applicable banking laws and regulations.

Pursuant to the applicable law concerning banking transparency, it should be noted that the current value of the parameter above equals -0.325%.

6)

Pursuant to Art. 118 of Legislative Decree no. 385/1993 (Consolidated Bank Act, the “TUB”), Bank shall at all times have the right to make unilateral modifications to the contract conditions for just cause, with the exception of the interest rates, which shall only be modified in the manner, and pursuant to any parameter, contemplated under the contract.

All notices shall be duly made by Bank in writing, sent via regular post or using another durable medium, to be sent through any suitable remote-communication technology acceptable to Customer, with 2 (two) months’ minimum notice, and shall enter into effect on the date stated in such notice. Should any unilateral contract-condition modification be made pursuant to the immediately preceding paragraph, Customer shall have the right to withdraw from the instant contract by the start date for the proposed modification, free of charge. Those conditions previously in effect shall apply to the winding up of the banking relationship. Should Bank not be provided notice of such withdrawal by the aforementioned deadline, the modifications shall be deemed approved, and enter into effect on the date stated in the aforementioned notice.

Where the interest rate and other conditions have been calculated with reference to the specific parameters pre-selected by the parties (e.g. Euribor), any variations made pursuant to different valuations of such parameters shall not be deemed a “modification”. The latter shall, therefore, automatically apply, and shall be set forth ordinary periodic notices as required by applicable law.

7)

If contemplated under the instant contract, Customer shall attach to the instant document a promissory note(s) issued on the date the instant contract is perfected, payable to the order of Unione di Banche Italiane S.p.A., in an amount equal to the loan proceeds.

8)

Should the loan proceeds be intended for the purchase of goods and/or services, Bank shall not be privy to any objection and/or dispute as may arise between Customer and Seller (to that end, Customer acknowledges that there is no agreement granting any exclusivity to Bank to issue credit to Seller’s customers).

9)

Only with respect to those loans benefiting from contributions borne by any public or private entity, and payable to Bank, should such contributions be withheld or rescinded, suspended or tolled, Bank shall collect any such unpaid amounts from Customer.

10)	Any direct or indirect tax expense (be it pending or entering effect hereafter), arising or otherwise relating to the loan, shall be borne exclusively by Customer.

11)	Bank may assign receivables arising from the instant contract.

12)

Bank warrants it is a member of, and that Bank shall submit all data relating to the receivable arising under the instant contract to, not only the centralised bank-information database as required under applicable banking regulations (the Risk-Management Centre managed by the Bank of Italy) but also to private-sector credit-reporting companies, as better described in the specific policy provided directly to Customer. Such notice and any processing of personal information relating to Customer and/or to any jointly liable party shall take place in accordance with the law applicable for each type of database / credit-reporting system, with which Customer warrants it is familiar.

13)

Should Customer operate a business, to better protect its equity from the risks relating to accidents or any incidents relating to the health of one or more persons identified at Customer’s sole discretion, provided such party is a key person, such as a director, associate, shareholder, or employee, in terms of being unable to pay back the loan (and consequently to expose Customer to credit-collection efforts which Bank might undertake) when triggered by certain events, Bank offers Customer the option of securing group insurance coverage provided by Cargeas Assicurazioni S.p.A, with different policies and limits at Customer’s choice.

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UNIONE DI BANCHE ITALIANE a corporation with registered office at: Piazza Vittorio Veneto, 8 - 24122 Bergamo - Operational Headquarters: Brescia and Bergamo - P.E.C. [certified email] address: ubibanca.pec@pecgruppoubi.it - e-mail: servizio.clienti@ubibanca.it - Website: www.ubibanca.it Member of the Interbank Deposit-Security Fund and the National Guarantee Fund. Share Capital Euro 2,440,750,987.50, Tax ID, VAT no. and Enrolment number for the Business Register of Bergamo 03053920165 ABI Code no. 03111.2 Enrolled in the Bank Register held by the Bank of Italy as no. 5678

The insurance policy is optional under instant loan; it is not required to secure the loan under the terms and conditions herein proposed. Therefore, Customer may choose to decline such coverage, or to secure coverage at Customer’s discretion from the wider insurance market.

Considering the optional nature of the policy, Customer, at its own discretion, here expresses its willingness to use the relative cover, irrevocably undertaking to fill in, no later than today, the request for the required insurance documentation, which may also be underwritten by the subjects indicated by Customer, to be sent directly to the Insurance Company, according to the following combination: A) temporary accidental death and disability insurance for total and permanent disability arising from illness or injury; B) insurance for temporary total disability arising from illness or injury, and hospitalisation insurance; C) temporary insurance for death or injury, insurance for total and permanent disability arising from illness or injury, and insurance for total, temporary absence from work arising from illness or injury, hospitalisation insurance.

The conditions governing the relationship between the insured Customer and the Insurance Company are governed by the General Insurance Conditions set out in the Informational Brochure that Customer declares to know and accept to all intents and purposes to have been delivered before the signing the instant contract.

In accordance with the provisions of the insurance contract, Customer shall be at liberty to withdraw from the contract within sixty (60) days of the execution date or the date of the contract entering into effect, whichever is later. The exercise of the option to withdraw shall terminate the insurance policy and the coverage provided under the same, and give rise to Customer’s right to repayment of the premium as set by the Insurance Company against which the withdrawal option was exercised, without any liability attaching to Bank thereby. That amount, bearing in mind the strict connection existing between the policy and the loan, shall be imputed to a partial payment of the loan principal, with the attendant recalculation of the repayment schedule, if not requested by Customer directly to be refunded to the same. To that end, Customer - pursuant to Art. 1723, paragraph 2, of the Civil Code, grants Bank an irrevocable mandate on behalf of Customer to deposit the amount due to the Insurance Company and to use it as a partial offset of the remaining principal balance, where Customer holds an account at Bank, and the Company directly deposited such amount into the account in question; Customer herewith authorises Bank to debit a charge in the same amount, to be used to pay off the debt.

The insurance accessory service cost that Customer has adhered to is at its sole expense. Customer shall therefore be required to reimburse Bank for any insurance premiums paid by the same on Customer’s behalf to the Insurance Company. To that end, should Customer hold an account at Bank, Customer herewith anticipatorily authorises Bank to charge the consolidated insurance premium against Customer’s account(s).

Should Customer exercise the right to request the transfer of the loan through subrogation on debtor’s request (“portability”) or a total prepayment, Bank shall refund Customer, in the manner set forth in the insurance terms and conditions, and in accordance with applicable insurance regulations, the full premium amount paid by the same for the remaining policy term at the moment the loan is transferred or paid off, subject to Customer’s right to request insurance coverage be maintained until the end of the contract term for the benefit of the identified beneficiary.

Customer shall be required to review the exclusions, deductibles, and moreover all situations in which insurance coverage might lapse (such as where a third party novates the loan) or the coverage limits for any change to the loan-repayment plan agreed upon between Bank and Customer, as set forth in the Company’s Informational Brochure.

14)

Customer shall have the right, at any time, to prepay the loan, whether in whole or in part, by paying Bank the amount contemplated in the economic conditions set forth in the Summary Document constituting an integral part of the contract. Should the loan proceeds be intended for the purchase or remodelling of any parcel of residentially zoned real property, or for the exercise of one’s trade or business (with respect to any natural person), Customer shall have the right at any time to prepay the full loan balance or any portion thereof. In such cases, no penalty or expenses shall be owed to Bank.

Should the withdrawal option be exercised, or should the contract be terminated for any reason, Bank shall move forward with winding up the relationship within seven (7) business days. That term shall begin when Customer has repaid the loan and has complied with all other Bank requests that are instrumental to winding up the relationship.

15)

Notices, provisions, and any other statement intended for Bank sent from Customer shall be generated in a straight-forward, legible format, and shall be sent to the address identified by Bank in the instant contract, or to another address subsequently provided in writing at the termination of the same. At least once a year, Bank provides Customer with a detailed notice on the performance of the relationship, and an updated framework for the economic conditions applied. In the absence of written opposition, the notices shall be deemed to have been approved 60 (sixty) days after receipt. Customer shall promptly inform Bank in writing if Customer does not receive the aforementioned notices within a reasonable time.

Customer receives the periodic communications required by law and those that are not mandatory and requested by Customer, opting between the paper form and the electronic form. In order to activate the electronic form, Customer must ask Bank for the relevant service. Customer may change the method of communication used at any time of the relationship, unless the change is incompatible with the nature of the transaction or service. The costs of sending the above notices may not in any case exceed the costs actually incurred by the Bank to send them in the manner chosen, except in the cases of exemption provided for by law. Customer may request the sending of non-mandatory notices to be suspended at any time during the relationship.

Should the economic conditions in effect be unvaried with respect to the most recent Summary Document sent, Bank may, at its discretion, omit sending or delivering the Summary Document provided that either:

•	Customer may at any moment receive (in a timely manner, and free of charge) a copy of the Summary Document from the bank with the economic conditions then in effect, or

•

Customer, after opting into paperless delivery, may access the updated Summary Document at any moment using agreed-upon communication methods, and have a copy emailed promptly. Regardless, where Customer is required by law to have a certified email or similar address, Bank may send such notices exclusively in an electronic format, using such instruments

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UNIONE DI BANCHE ITALIANE a corporation with registered office at: Piazza Vittorio Veneto, 8 - 24122 Bergamo - Operational Headquarters: Brescia and Bergamo - P.E.C. [certified email] address: ubibanca.pec@pecgruppoubi.it - e-mail: servizio.clienti@ubibanca.it - Website: www.ubibanca.it Member of the Interbank Deposit-Security Fund and the National Guarantee Fund. Share Capital Euro 2,440,750,987.50, Tax ID, VAT no. and Enrolment number for the Business Register of Bergamo 03053920165 ABI Code no. 03111.2 Enrolled in the Bank Register held by the Bank of Italy as no. 5678

16)

Customer, Customer’s successors and assigns, and any trustee or receiver of Customer’s assets, may secure, at such party’s own expense, a copy of the documents relating to the individual transactions posted over the prior ten (10) years.

Such expenses shall be made known to Customer upon such request being tendered, and shall be commensurate with the complexity of document retrieval required, provided that such expenses shall not exceed Bank’s actual costs to retrieve them, and insofar as permitted in any disclosure or policy.

17)

Customer may lodge a complaint by hand-delivering (to the branch where Customer’s account was opened) simple correspondence to Bank, or by sending a registered letter with advice of receipt to the Complaints Office, located at Via Cefalonia, 74 - 25124 Brescia (BS), or by emailing RECLAMI@UBIBANCA.IT, or by sending a certified email to ubibanca.reclami@pecgruppoubi.it. Bank shall respond within thirty (30) days from receipt of the complaint.

Should Customer be dissatisfied with the response, or should the complaint not be resolved within thirty (30) days from receipt by Bank, an appeal may be filed with the Banking and Financial Arbitrator, as identified in Art. 18, infra.

18)	1. The instant contract, the execution and performance of which shall be in Italian, shall be governed by Italian law.

2. Should any dispute arise from the instant contract, the Court of MILAN, or at Bank’s option, the court under whose aegis the Bank Branch where the account was opened falls, shall have exclusive jurisdiction to hear the matter. Should Customer be deemed a consumer under Art. 3 of Legislative Decree 206/2005, the Court under whose jurisdiction Customer’s residence or elective domicile falls shall hear the matter.

3. With respect to the duty to attempt conciliation as a condition precedent to filing suit insofar as required by law (for individual suits to a court authority, see Art. 5, Legislative Decree no. 28/2010), Bank and Customer herewith stipulate they shall submit any dispute as may arise under the instant contract:

a)

on the initiative of Customer or Bank, to the Mediation Entity at the Banking and Financial Conciliator Association for Banking, Financial, and Corporate Disputes (ADR, enrolled in the register of conciliation entities maintained by the Ministry of Justice), as the entity specialised in banking and financial disputes, which offers a network of mediators in locations across the country. The aforementioned Mediation Entity, formed under the Banking and Financial Conciliator, does not require a complaint to be initially lodged with Bank. Should Customer be deemed a consumer under Art. 3 of Legislative Decree 206/2005, mediation shall take place at the location nearest Customer’s residence or domicile. The conditions and procedures are defined in the relevant regulation, which is available on the website www.conciliatorebancario.it and at all of Bank’s branches. Only where there is no mediation office under the aegis of the Banking and Financial Conciliator in the circuit where the matter is to be heard, Bank and Customer may submit the issue to another mediator enrolled in the mediation-entity register, provided such mediator is specialised in banking matters, and has personal jurisdiction over the parties. Bank and Customer shall be free, even after execution of the instant contract, to agree in writing to submit the matter to another entity, provided it is likewise enrolled in the register with the Ministry of Justice;

b)

on Customer’s initiative alone, to the Banking and Financial Arbitrator (a/k/a “ABF”) - formed under Art. 128-bis of the TUB - after having lodged a complaint with Bank. The ABF is an out-of-court customer-dispute-resolution programme, intended solely for the determination of rights, duties, and options (irrespective of the value of the legal relationship in question) or to file a compensation claim at or below Euro 100,000. This system, to which the Bank is required to subscribe, is governed by the provisions issued by the Bank of Italy. For more information on the procedure, Customer may enquire with Bank, any Bank of Italy branch, or visit the Banking and Finance Arbitrator’s website (www.arbitrobancariofinanziario.it).

19)

Where the loan proceeds are intended for use in Farming Credit transactions pursuant to Art. 43 of the TUB, the loan shall be secured by a security interest for the benefit of Bank in the following articles of Customer moveable/personal property, pursuant to Art. 44 of the TUB: a) hanging fruit, finished and semi-processed products; b) livestock, merchandise; scraps, raw materials, equipment, and other assets acquired with the loan proceeds; c) receivables, current or future, arising from the sale of the assets identified in subparts (a) and (b). To that end, Customer warrants that the farming and/or livestock operations for which the loan is requested are carried out in the fund identified to Bank using the designated form, signed by Customer during the underwriting process, and that the hanging fruit (collected or future), livestock and deadstock, and moveable assets, including receivables, subject to the security interests are free of any reserves or privileges, liens, seizures, encumbrances, or claims of any kind.

20)

Pursuant to any anti-money-laundering law provision applicable to the instant contract, Customer shall be required to provide, at Customer’s own risk and liability, all necessary and updated information to allow Bank to comply with its Customer-vetting duties, as well as the vetting of any executor or effective owner. Should Customer breach the foregoing provision, thereby making it impossible for Bank to comply with such vetting procedures, the provisions contemplated under the aforementioned law and all implementing provisions of the same shall apply, and the contract shall thereupon be terminated.

SIGNED

UBIQUITY S.R.L.

I/we hereby declare also to specifically approve, also pursuant to Art. 1341, paragraph 2 of the Civil Code, the following clauses out of those stated below: Art. 3 - (termination and application of the acceleration clause): Art. 4 - (interest on arrears); Art. 6 - (modification of the economic conditions also to the detriment of Customer); Art. 8 - (exclusion of liability); Art. 10 - (Customer’s recovery of the failed collection of contributions); Art. 15 (Sending communications); Art. 18 - (Competent forum)

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UNIONE DI BANCHE ITALIANE a corporation with registered office at: Piazza Vittorio Veneto, 8 - 24122 Bergamo - Operational Headquarters: Brescia and Bergamo - P.E.C. [certified email] address: ubibanca.pec@pecgruppoubi.it - e-mail: servizio.clienti@ubibanca.it - Website: www.ubibanca.it Member of the Interbank Deposit-Security Fund and the National Guarantee Fund. Share Capital Euro 2,440,750,987.50, Tax ID, VAT no. and Enrolment number for the Business Register of Bergamo 03053920165 ABI Code no. 03111.2 Enrolled in the Bank Register held by the Bank of Italy as no. 5678

SIGNED

UBIQUITY S.R.L.

With best regards,	UNIONE DI BANCHE ITALIANE

SESTO SAN GIOVANNI, 15/02/2017	5717 SESTO SAN GIOVANNI BRANCH
Place and date

/s/ Unione di Banche Italiane S.p.A.
(Bank signature)

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(5717) SESTO SAN GIOVANNI BRANCH

RULES ON THE TRANSPARENCY OF THE CONTRACT CONDITIONS OF BANKING AND FINANCIAL TRANSACTIONS AND SERVICES - (Title VI Consolidated Banking Act - Leg. Decree 385/1993)

SUMMARY DOCUMENT - LOAN

KALEYRA S.P.A.

VIA TEODOSIO, 65

20131 MILAN (MI)

File no. 00411111718

The Bank of Italy’s supervisory provisions on banking transparency required a strengthened information regime for customers qualified as:

•	“Consumers”: a natural person acting outside the scope of business, commerce, trade, or profession (see Art. 3 of the Consumer Code);

•

“Retail Customers”, including, in addition to Consumers, also the natural persons carrying on a business or trade, non-profit entities, businesses with less than ten staff persons and sales or balance-sheet assets under 2 million Euro (so-called small businesses).

The title as “Consumer” or “Retail Customer” of the individual Customers is recorded by the intermediaries before the conclusion of the contract. Once the contract is executed, the intermediaries shall only be required to change Customer’s status, should the criteria for the same be met, at Customer’s request.

In light of the foregoing and based on information supplied by you, with respect to the instant banking relationship, and in accordance with applicable provisions of transparency-in-banking, the classification is as follows:

NEITHER A CONSUMER NOR RETAIL CUSTOMER

MAIN ECONOMIC CONDITIONS

Annual Percentage Rate (APR)	1.6100%

Loan amount:	EUR 1,000,000.00

Total duration (including any interest-only period):	48 months

RATES

Annual interest rate (both interest-only and repayment periods):	nominal 1.2500%	actual 1.2570%

Late-payment interest:		3.2500%

EXPENSES

EXPENSES FOR CONTRACT ADMINISTRATION

• Instalment fee (regardless of the instalment payment methods):	EUR 2.00

• Lien variation/restriction:

• Change to the subject of the guarantee	EUR 0.00

• Renewal	EUR 0.00

UBI/1673	Summary document no. 2/2017

Unione di Banche Italiane S.p.a. - Parent company of the Unione di Banche Italiane Banking Group Association of Banking Groups no. 3111,2 - Registered Office; Piazza Vittorio Veneto, 8 - 24122 Bergamo - P.E.C. [certified email] address ubibanca.pec@pecgruppoubi.it – www.ubibanca.it – e-mail servizo.dienti@ubibanca.it – Operational Headquarters: Brescia and Bergamo – Member of the Interbank Deposit-Security Fund and the National Guarantee Fund – Share Capital at 23/10/2017 Euro 2,843,177,160.24 – Tax ID, VAT no. and Bergamo Business Register no. 03053920165 – ABI Code 03111.2 – Bank Register held by the Bank of Italy no. 5678 – tax-stamp duty paid online. Inland Revenue Authorisation, Bergamo Office – No. 581444/2003 on 26/6/2003

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• Total or partial cancellation for sectioning transactions (without the intervention of a Notary Public)	EUR 0.00

• Loan novation:
EUR 180.00

OTHER

• Partial loan release, novation, takeover and change to loan holder:	EUR 0.00

• Expenses for changes to the repayment plan:	exempt

• Sectioning expenses:	0.0000% of the financed principal with a minimum of EUR 0.00

• Loan reduction expenses:	0.3000% in any case without prejudice to the provision of exemption under the T.U.B. or the reduction under the ABI Agreement – Consumer Association of 2/5/2007
• Prepayment penalty:	0.3000% in any case without prejudice to the provision of exemption under the T.U.B. or the reduction under the ABI Agreement – Consumer Association of 2/5/2007

NOTICES/DISCLOSURES

• Communications of unilateral amendments	EUR 0.00

• Notices/disclosures required by law including those sent to guarantors (per document)

• sent via regular post, unless exempted by law:	EUR 1.11

• sent online through “my accounting documents” (*):	EUR 0.00

• Notices/disclosures sent more frequently than required by law, or which are not required by law - including those sent to guarantors (per document):

• sent via regular post:	EUR 1.11

• sent online through “my accounting documents” (*):	EUR 0.00

UBI/1673	Summary document no. 2/2017

Unione di Banche Italiane S.p.a. - Parent company of the Unione di Banche Italiane Banking Group Association of Banking Groups no. 3111,2 - Registered Office; Piazza Vittorio Veneto, 8 - 24122 Bergamo - P.E.C. [certified email] address ubibanca.pec@pecgruppoubi.it – www.ubibanca.it – e-mail servizo.dienti@ubibanca.it – Operational Headquarters: Brescia and Bergamo – Member of the Interbank Deposit-Security Fund and the National Guarantee Fund – Share Capital at 23/10/2017 Euro 2,843,177,160.24 – Tax ID, VAT no. and Bergamo Business Register no. 03053920165 – ABI Code 03111.2 – Bank Register held by the Bank of Italy no. 5678 – tax-stamp duty paid online. Inland Revenue Authorisation, Bergamo Office – No. 581444/2003 on 26/6/2003

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• Additional notices/disclosures (or other content) or those submitted with instruments other than the standard ones contemplated under the contract, if accepted by Bank	determination of costs at the time of the request on the basis of the content of the request and in any case within the limits of the costs incurred (production and sending)

• Frequency of expense charge-back for generating and sending notices/disclosures	first available instalment after the mailing/sending

• Frequency for sending account statements and annual summary	document

• Notices/disclosures not required by law sent to Customer as chosen by it: • Statement of interests payable and ancillary charges	No

At any point, as this is not a required disclosure, one may opt-in and opt-out of either hard-copy or paperless delivery, free of charge.

(*)	service available upon request for Customers opting into Bank’s internet-baking services (with the free version offering read-only services) for any posted notices.

REPAYMENT SCHEDULE

Amortisation method:	Fixed repayment plan

Instalment type:	fixed instalments

Frequency of instalments:	MONTHLY

Interest calculation:	Calendar year

Value date for imputing interests payable:	Instalment due date

ANCILLIARY SERVICES

Accident insurance costs (in addition to the amount of each instalment):	EUR 0.00

OTHER EXPENSES TO BE BORNE

• Alternative tax pursuant to Presidential Decree no. 601/73 and subsequent amendments and integrations:	0.2500 % calculated on the principal disbursed
(paid at the same time as the disbursement)

• Technical appraisal with expert of choice	Costs agreed and paid directly to the expert by Customer

• Mandatory building insurance (fire risk) with insurance company of choice	Costs agreed and paid directly to the insurance company by Customer

• Notarial obligations	Costs agreed and paid directly to the chosen notary by Customer

UBI/1673	Summary document no. 2/2017

Unione di Banche Italiane S.p.a. - Parent company of the Unione di Banche Italiane Banking Group Association of Banking Groups no. 3111,2 - Registered Office; Piazza Vittorio Veneto, 8 - 24122 Bergamo - P.E.C. [certified email] address ubibanca.pec@pecgruppoubi.it – www.ubibanca.it – e-mail servizo.dienti@ubibanca.it – Operational Headquarters: Brescia and Bergamo – Member of the Interbank Deposit-Security Fund and the National Guarantee Fund – Share Capital at 23/10/2017 Euro 2,843,177,160.24 – Tax ID, VAT no. and Bergamo Business Register no. 03053920165 – ABI Code 03111.2 – Bank Register held by the Bank of Italy no. 5678 – tax-stamp duty paid online. Inland Revenue Authorisation, Bergamo Office – No. 581444/2003 on 26/6/2003

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Overall number of changes occurred during the year: DAYS

Your Relationship Manager will be happy to provide you with an updated printout of the repayment plan.

/s/ Unione di Banche Italiane S.p.a.

UBI/1673	Summary document no. 2/2017

Unione di Banche Italiane S.p.a. - Parent company of the Unione di Banche Italiane Banking Group Association of Banking Groups no. 3111,2 - Registered Office; Piazza Vittorio Veneto, 8 - 24122 Bergamo - P.E.C. [certified email] address ubibanca.pec@pecgruppoubi.it – www.ubibanca.it – e-mail servizo.dienti@ubibanca.it – Operational Headquarters: Brescia and Bergamo – Member of the Interbank Deposit-Security Fund and the National Guarantee Fund – Share Capital at 23/10/2017 Euro 2,843,177,160.24 – Tax ID, VAT no. and Bergamo Business Register no. 03053920165 – ABI Code 03111.2 – Bank Register held by the Bank of Italy no. 5678 – tax-stamp duty paid online. Inland Revenue Authorisation, Bergamo Office – No. 581444/2003 on 26/6/2003